                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
NATCO Group Inc.:

We consent to the use of our report dated February 19, 2003, with respect to the consolidated balance sheets of NATCO Group Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of NATCO Group Inc., incorporated herein by reference. Our report refers to a change in accounting for goodwill and other intangible assets during 2002 and a change in accounting for postretirement benefits during 2000.

/s/ KPMG LLP

Houston, Texas
December 16, 2003